date:	February 28, 2006
for release:	Immediate
contact:	Investor Contact:
Gary J. Morgan, Vice President of Finance, CFO
215-723-6751, gmorgan@met-pro.com

Met-Pro Corporation Announces Financial Results
for the Fiscal Year Ended 1/31/2006

• Net Sales and Bookings at Historical Highs
• Year-to-Date Diluted Earnings Per Share Increase 51% Over Last Year
• Backlog Entering New Fiscal Year at Historical High

Harleysville, PA, February 28 - Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced sales and earnings per share for the fourth quarter and full year ended January 31, 2006.

Sales for the fourth quarter ended January 31, 2006 were the highest of any fourth quarter in the Company's history, totaling $22.6 million compared with $18.7 million for the same quarter last year, an increase of 21%. Sales for the fiscal year ended January 31, 2006 were the highest of any fiscal year in the Company's history, totaling $85.1 million compared with $72.1 million for the same period last year, an increase of 18%.

Net income for the fourth quarter ended January 31, 2006 totaled $2.2 million, compared with $1.4 million for the same quarter of last year, an increase of 53%. Net income for the fiscal year ended January 31, 2006 totaled $7.3 million, a 52% increase over the $4.8 million reported in the prior year. The increase in net income was due primarily to higher net sales in both operating segments, and to a lesser extent, a reduction in the effective tax rate relating to research and development tax credits, of which the majority is related to the three year period ended January 31, 2005.

Basic and diluted earnings per share for the fourth quarter ended January 31, 2006 were $0.19 compared with $0.13 and $0.12, respectively, for the same period last year, an increase of 46% and 58%, respectively. Basic and diluted earnings per share for the fiscal year ended January 31, 2006 were $0.65 compared with $0.43 for the prior fiscal year, an increase of 51%.

Met-Pro's bookings of new orders for the fourth quarter ended January 31, 2006 were the highest of any fourth quarter in the Company's history, totaling $23.4 million, compared with $18.6 million for the same quarter last year, an increase of 25%. Bookings of new orders for the fiscal year ended January 31, 2006 were the highest of any fiscal year in the Company's history, totaling $92.5 million, compared with $76.5 million for the same period last year, an increase of 21%.

As a result of this increase in bookings, the booked backlog now totals $17.7 million compared with $11.7 million for the period ended January 31, 2005. This is the highest backlog total entering a new fiscal year in the Company's history.

“We are very pleased with our results for the fourth quarter and the full fiscal year,” stated De Hont. “Our record high sales and bookings are a testimony of our great employees’ ability to go head-to-head with our respected competition and prevail. The $17.7 million of booked backlog serves as a solid base for first quarter sales. The combination of a strong backlog and continued steady quotation activity make us optimistic about our prospects for the new fiscal year.”

The Board of Directors, at their meeting on December 15, 2005, declared a quarterly dividend of $0.0625 per share payable on March 9, 2006 to shareholders of record at the close of business on February 24, 2006. This dividend represents a 7.5% increase over the same period last year and follows a four-for-three stock split, which was paid on November 15, 2005. This is the thirty-first consecutive year that Met-Pro Corporation has paid either a cash or stock dividend.

Continued Page 2

Met-Pro Corporation/Page 2

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, manufactures and sells product recovery and pollution control equipment for purification of air and liquids and fluid handling equipment for corrosive, abrasive and high temperature liquids. The company, established in 1966, provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.

Met-Pro Corporation
Condensed Consolidated Balance Sheet
(unaudited)

	January 31,	January 31,
	2006	2005
Assets
Current assets	$54,004,947	$50,270,495
Property, plant and equipment, net	13,838,221	11,287,253
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other assets	1,020,844	567,405
Total assets	$89,662,925	$82,924,066

Liabilities and shareholders’ equity
Current liabilities	$17,142,747	$13,867,892
Long-term debt	2,723,586	4,039,068
Other liabilities	2,258,354	1,851,915
Total liabilities	22,124,687	19,758,875

Shareholders’ equity	67,538,238	63,165,191
Total liabilities and shareholders’ equity	$89,662,925	$82,924,066

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

Three Months Ended January 31,	Twelve Months Ended January 31,
	2006	2005	2006	2005
Net sales	$22,623,176	$18,725,459	$85,116,100	$72,116,289
Cost of goods sold	15,678,779	12,855,014	58,441,441	49,441,456
Gross profit	6,944,397	5,870,445	26,674,659	22,674,833

Operating expenses
Selling	1,965,124	1,778,330	7,864,833	7,537,508
General and administrative	2,525,168	1,898,398	9,134,091	7,624,276
Income from operations	2,454,105	2,193,717	9,675,735	7,513,049

Interest expense	(72,620)	(98,247)	(269,488)	(371,345)
Other income, net	167,057	41,416	615,904	153,266
Income before taxes	2,548,542	2,136,886	10,022,151	7,294,970

Provision for taxes	392,047	726,544	2,708,867	2,480,291

Net income	$2,156,495	$1,410,342	$7,313,284	$4,814,679

Basic earnings per share (1)	$.19	$.13	$.65	$.43
Diluted earnings per share (1)	$.19	$.12	$.65	$.43

Average common shares outstanding:
Basic shares (1)	11,187,837	11,144,804	11,188,657	11,145,843
Diluted shares (1)	11,328,833	11,285,909	11,333,612	11,284,007

(1)	On October 10, 2005, the Board of Directors declared a four-for-three stock split which was paid on November 15, 2005 to shareholders of record on November 1, 2005. All references in the financial statements to per share amounts and number of shares outstanding give effect to the split.

Consolidated Business Segment Data
(unaudited)

	Years Ended January 31,
	2006	2005
Net sales
Product recovery/pollution control equipment	$53,798,651	$42,861,110
Fluid handling equipment	31,317,449	29,255,179
	$85,116,100	$72,116,289

Income from operations
Product recovery/pollution control equipment	$5,451,852	$3,761,248
Fluid handling equipment	4,223,883	3,751,801
	$9,675,735	$7,513,049

Identifiable assets at January 31
Product recovery/pollution control equipment	$45,204,688	$41,554,730
Fluid handling equipment	23,630,424	19,784,083
	68,835,112	61,338,813
Corporate	20,827,813	21,585,253
	$89,662,925	$82,924,066
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Met-Pro Corporation/Page 4

Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)
	Years Ended January 31,
	2006	2005	2004
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net income	$7,313,284	$4,814,679	$6,346,579
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	1,486,340	1,491,894	1,571,482
Deferred income taxes	610,593	511,225	471,652
(Gain) loss on sale of property and equipment, net	13,131	(6,358)	24,906
Allowance for doubtful accounts	34,002	4,823	(55,077)
(Increase) decrease in operating assets:
Accounts receivable	(4,428,817)	3,080,432	(4,156,402)
Inventories	(2,657,517)	(1,008,533)	766,704
Prepaid expenses, deposits and other current assets	(141,097)	(31,363)	(214,988)
Other assets	(484,162)	48,833	(336,490)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	2,283,700	(1,176,126)	3,352,279
Customers’ advances	409,760	813,818	460,009
Other non-current liabilities	2,197	2,197	2,197

Net cash provided by operating activities	4,441,414	8,545,521	8,232,851

Cash flows from investing activities
Proceeds from sale of property and equipment	31,565	18,965	-
Acquisitions of property and equipment	(4,151,253)	(1,193,767)	(952,812)

Net cash (used in) investing activities	(4,119,688)	(1,174,802)	(952,812)

Cash flows from financing activities
Proceeds from new borrowings	793,947	-	-
Reduction of debt	(1,800,910)	(1,233,866)	(1,536,927)
Exercise of stock options	324,281	698,685	884,339
Payment of dividends	(2,648,576)	(2,464,033)	(2,280,833)
Purchase of treasury shares	(140,135)	(538,499)	(893,570)
Payment of cash in lieu of fractional shares	(1,914)	-	(1,421)

Net cash (used in) financing activities	(3,473,307)	(3,537,713)	(3,828,412)
Effect of exchange rate changes on cash	(54,590)	60,217	115,259

Net increase (decrease) in cash and cash equivalents	(3,206,171)	3,893,223	3,566,886

Cash and cash equivalents at February 1	20,889,476	16,996,253	13,429,367

Cash and cash equivalents at end of year	17,683,305	$20,889,476	$16,996,253

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